May 20, 2010

Tactical Air Support, Inc.
Attn: Mr. Rolland C. Thompson, President
14505 Mount Anderson
Reno, NV 89506

Re:          Letter of Intent Re: Merger of Tactical Air Support, Inc.

Dear Mr. Thompson:

This letter of intent (the “LOI”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between: (i) Tactical Air Defense Services, Inc., a Nevada corporation (“TADF”) and (ii) Tactical Air Support, Inc., a Nevada corporation, and all of its subsidiaries (“TAS”) (TADF and TAS may be referred to hereinafter individually as a “Party” and collectively as the “Parties”). Each Party understands and acknowledges that this LOI will be subject to more definitive agreements as further described below.

1.           Transaction Architecture.    TAS shall transfer to TADF all shares of TAS’s common stock and preferred stock, which shall represent 100% of the equity interest of TAS (the “TAS Equity”), such that TAS shall become a wholly owned subsidiary of TADF. In exchange, the existing shareholders of TAS (the “TAS Shareholders”) shall be issued shares of TADF’s common stock such that the TAS Shareholders shall own approximately 45.75% of the issued and outstanding shares of TADF’s common stock as of the moment the transaction closes (the “TAS Shares”). (The above exchange shall be referred to herein as the “Transaction”). Following the closing of the Transaction, the post-Transaction entity shall assume the name “Tactical Air Support, Inc.” The Transaction may be structured as a tax-free share exchange agreement or other similar agreement.

2.           Transaction Closing.  The Parties shall use their commercially best efforts to close the Transaction (the “Closing”) within 120 days of execution by both Parties of this LOI, although the Closing may take place prior to 120 days from execution of this LOI upon written agreement by both Parties, and may be extended beyond 120 days from execution of this LOI upon written agreement by both Parties.

3.           Appointment of Management.   Following the Closing of the Transaction, TADF’s management and Board of Directors shall be as follows:

Rolland C. Thompson                               Chief Executive Officer and Director
Alexis Korybut                                           Chief Financial Officer and Director
Gen. Ronald R. Fogleman                         Director

Such appointments shall be subject to further employment agreements between TADF and the above named parties, with such final agreements to be included in the Definitive Agreements described below.

4.           Existing TAS Liabilities.   As of the date of this LOI, TAS currently maintains a convertible promissory note in the principal amount of approximately $1,750,000 (the “Note”) and additional other outstanding short-term debts, accrued salaries and other liabilities. Such liabilities shall be assumed by TADF following Closing of the Transaction. Upon Closing of the Transaction, TADF shall pay down and fully extinguish all principal and interest remaining under the Note as of such Closing date. In the event any shares are issued in connection with the above described purchase of the Note, such shares shall be deemed to have been issued following Closing of the Transaction and the issuance of such shares shall not be included in nor accounted for when calculating the 45.75% of the issued and outstanding shares of TADF’s common stock due and payable to the TAS Shareholders.

5.           Existing TADF Liabilities. TADF agrees that the existing holders of TADF convertible debentures shall, upon Closing of the Transaction:

-	amend the annual interest rate of all existing convertible debentures to eight (8%) percent; and
-
agree to forbear such holder’s rights in connection with enforcing cash payment of any interest and/or principle in connection with any convertible debenture at the sole discretion of a majority of the Board of Directors of the TADF.

6.           Existing Legal Liabilities.   During the Due Diligence Period (as defined below) each Party shall have disclosed all legal claims and liabilities to the other Party and prior to the Closing of the Transaction, such legal claims and liabilities shall have been resolved to the satisfaction of the opposing Party. Upon completion of the Due Diligence Period and prior to Closing, TADF shall issue into escrow a number of shares of TADF common stock and/or an amount of cash as reasonably mutually agreed between the Parties prior to Closing, as a contingency for any unknown and unresolved litigation, judgments, claims and actual or reasonably potential claims against TADF. Upon Closing, TAS shall place into escrow a number of the TAS Shares and/or an amount of cash, as reasonably mutually agreed between the Parties prior to Closing, as a contingency for any unknown and unresolved litigation, judgments, claims and actual or reasonably potential claims against TAS.

7.           Lock Up and Leak Out Agreements.   Upon Closing of the Transaction, all TAS and TADF post-Transaction shareholders owning shares of common stock of the post-Transaction entity in excess of three percent (3%) of the then issued and outstanding shares of common stock shall execute lock up and leak out agreements, with such final agreements to be negotiated and included in the Definitive Agreements described below.

8.           Transaction Closing Financing.   Prior to Closing of the Transaction and as a condition precedent, the Parties shall negotiate third party post-Transaction financing of a minimum of US$500,000, which amount shall be held in an escrow account and released to the post-Transaction entity upon closing of the Transaction. In the event any shares are issued in connection with the above described financing, such shares shall be issued following Closing of the Transaction and the issuance of such shares shall not be included in nor accounted for when calculating the 45.75% of the issued and outstanding shares of TADF’s common stock due and payable to the TAS Shareholders.

9.           Definitive Agreements.    Following further negotiations, the Parties shall commence preparation of definitive legal agreements that will affect the Transaction and other commitments contemplated herein (the “Definitive Agreements”). The Definitive Agreements will contain the general provisions outlined herein in addition to the usual and customary representations and warranties, covenants, conditions, and indemnifications for transaction of this kind, including, without limitations: environmental, tax and securities filings, and corporate filings and the accuracies of all of the same.

10.           Due Diligence.      For a period of sixty (60) days following execution of this LOI (the “Due Diligence Period”), the Parties must comply with all reasonable requests to review relevant information concerning themselves and business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Transaction. Upon the execution of this LOI by all Parties and subsequent request to or by a Party, the Parties shall mutually exchange the following:

-	All Financial Statements;
-	History of financings and related documents;
-	All employment contracts and consulting agreements;
-	A list of all officers, key employees, directors, and advisors, with related bios;
-	A list and description of all assets;
-	A list of all known liabilities and claims;
-	A list, description, and status of all client contracts, past and current;
-	A list of all licenses and certifications;
-	Certificate of Incorporation (with any amendments thereto);
-	All board minutes;
-	Bylaws (with any amendments thereto); and
-	Current shareholder list.

11.           Transaction Document Expenses.  Each Party shall be solely responsible for all fees and expenses of the Parties agents, advisors, attorneys and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the Closing of the Transaction.

12.           No Shop.      Until the Closing of the Transaction or termination of negotiations related to such Transaction, TAS may not enter into any transaction or agreement related to the sale or transfer of the TAS Equity or any of its assets or otherwise encumber or enter into an agreement that would encumber any of the foregoing or enter into any agreement outside of the ordinary course of business or that would otherwise hinder the Parties rights or intentions under this LOI.

13.           Confidentiality, Non-Disclosure and Subsequent Public Announcement.    The Parties agree to not release any public information regarding or in connection with this LOI and the Transaction in order to protect each Party’s confidential and proprietary information related to each company and the Transaction. Following the execution of the LOI, TADF shall release a Form 8-K with the SEC and related press release regarding the Transaction providing and disclosing the terms of this LOI. With the exception of the Form 8-K and press release described in this section, the Parties agree not to issue any further press releases or make any further public announcement regarding the Transaction without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law.

14.           Acknowledgments and Assent.  The Parties acknowledge that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI. The Parties agree that they have read this LOI and understand the content herein, and freely and voluntarily assent to all of the terms herein.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this LOI acknowledging your agreement to the terms outlined above.

Dated May 20, 2010

Agreed and accepted by:

Tactical Air Defense Services, Inc. a Nevada corporation /s/ Alexis Korybut _________________________________ By: Alexis Korybut Its: Chief Executive Officer	Tactical Air Support, Inc. a Nevada corporation /s/ Rolland C. Thompson _________________________________ By: Rolland C. Thompson Its: President

_____ TAS                                                             Page  of [INSERT PAGE NUMBER] _____TADF